EXHIBIT 10.3

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT

        THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (“First Amendment”) is effective as of the 20th day of June, 2008, by and between COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

        WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement dated effective June 11, 2008 (the “Agreement”), wherein Seller agreed to sell to Buyer, and Buyer agreed to review the purchase from Seller of, the Property (as such term is defined by the Agreement); and

        WHEREAS, Colonial Properties Services, Inc., an Alabama corporation, and Buyer are parties to that certain Purchase and Sale Agreement also dated effective June 11, 2008 (the “CPSI Agreement”), as amended, wherein Colonial Properties Services, Inc. (“CPSI”) agreed to sell to Buyer, and Buyer agreed to review the purchase from CPSI of, Phase II of the property known as Colonial Grand at Shelby Farms (the “CPSI Property”);

        NOW, THEREFORE, for Ten and No/100 Dollars ($10.00) paid to Seller by Buyer, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

    1.           HOLDBACK ESCROW.

    (a)        Seller agrees that on the Closing Date ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000) shall be deposited into an account with Escrow Agent (the “Escrow Account”) out of the proceeds of the sale of the Property, which funds shall be held in accordance with this First Amendment. All funds deposited with Escrow Agent pursuant to this First Amendment (and any interest earned thereon) are hereinafter referred to collectively as the “Holdback Funds”. Notwithstanding any language to the contrary herein, in no case shall Seller be responsible for any Alterations (defined below) work or payment thereof that may exceed the amount in the Escrow Account. If the Holdback Funds (and, therefore, the Escrow Account) is depleted, then Buyer shall be liable for any unreimbursed or unpaid Alterations work performed wit regard to the Property.

    (b)        The obligations of Escrow Agent with regard to the Holdback Funds and the Escrow Account shall terminate on the earlier to occur of: (i) complete disbursement of the Holdback Funds pursuant to SECTION 1(c) hereof, (ii) tender of the Holdback Funds into a court of competent jurisdiction as permitted by SECTION 2 hereof, or (iii) the date that is nine (9) months after the Closing Date. Upon such termination, Escrow Agent shall be relieved from all duties, obligations, liabilities and responsibilities hereunder other than those that accrued prior thereto. Any Holdback Funds remaining in the Escrow Account following the termination events listed in this SECTION 1(b) shall be released to and at the direction of Seller.

    (c)        From time to time, Buyer may submit a written request to the Escrow Agent, with a copy to Seller, for reimbursement of bona fide costs incurred by Buyer for materials and third party costs necessary to complete the Alterations (defined below). Any such request for reimbursement shall include a description of the Alterations for which reimbursement is sought and ample documentation supporting the cost of such Alterations. All Alterations shall be performed by third parties with no direct or indirect affiliation with Buyer, and the cost of all such Alterations shall not exceed the local fair market rate.

    (d)        For purposes of this First Amendment, “Alterations” shall mean the following work on the improvements on the Real Property and CPSI Property being sold pursuant to the Agreement and the CPSI Agreement, as applicable: (i) installation of customary metal flashing on the roofs and buildings; (ii) roof repairs (including the replacement of missing shingles); (iii) drainage work precipitated by poor water flow on parts of the Real Property; (iv) install deadbolts in all apartment units not up to code; (v) replace irrigation system’s faulty back flow preventer and faulty or missing sprinkler heads; and (vi) replace one pool pump and pool drain. The parties to this First Amendment acknowledge that the Holdback Funds may be used for the foregoing listed work regardless of whether such work is on improvements on the Real Property or the CRLP Property.

    2.       ACTION FOR INTERPLEADER. Notwithstanding anything in this First Amendment to the contrary, in the event of a dispute between any of the parties to this Agreement arising prior to or at the time of termination of the Escrow Account, which dispute shall be sufficient, in the discretion of Escrow Agent, to justify so doing, Escrow Agent shall be entitled to tender the Holdback Funds into the registry or custody of a court of competent jurisdiction in the state where the Property is located, together with such legal pleadings as it may deem appropriate, and thereupon Escrow Agent shall be discharged from all further duties, obligations, liabilities, and responsibility as Escrow Agent with regard to the Holdback Funds.

    3.       INDEMNIFICATION. Seller and Buyer jointly and severally agree to indemnify, defend and hold harmless Escrow Agent from and against and in respect of any and all demands, judgments, expenses, costs, losses, injuries or claims of any kind whatsoever, together with any and all attorneys’ fees in connection therewith, whether existing on the date hereof or arising hereafter incurred by Escrow Agent by reason of, from or in connection with this First Amendment or any action taken or not taken by Escrow Agent or in connection with this First Amendment not arising out of the gross negligence or willful misconduct of Escrow Agent.

    4.        CONTINGENCIES.

    (a)        Notwithstanding any language to the contrary in the Agreement, the term “Due Diligence Period” shall mean and be construed as the period commencing on the Effective Date and expiring on June 20, 2008. Article 1 of the Agreement is hereby modified to define the

“Due Diligence Period” as expiring on June 20, 2008. Thus, as of the date first written above, the Deposit hereby is “hard” and “at risk.”

    (b)        Notwithstanding any language to the contrary in the Agreement: (i) the term “Title Objection” shall mean, be limited to and construed as Items 18, 20, F and J of the letter dated June 19, 2008, from Susan M. Howard to Seller and CPSI; and (ii) the Additional Deposit shall not be due until June 23, 2008.

    5.       SELLER PURCHASE MONEY LOAN. Section 3.3 of the Agreement is deleted in its entirety and replaced with the following new Section:

3.3 Seller Purchase Money Loan. Seller shall make, or shall cause an affiliate of Seller to make, a purchase money mortgage loan pursuant to which Seller shall loan to Buyer the sum of Eighteen Million Six Hundred Thousand Dollars ($18,600,000.00) (the “Loan” which shall be evidenced by a Promissory Note made by Buyer, payable to the order of Seller, in the amount of the Loan (the “Note.”) and secured by a mortgage on the Property. The Loan shall be due and payable on or before July 27, 2008. Buyer may, at its sole option, extend the Loan for a period of sixty (30) days to expire on August 27, 2008. Interest for the first thirty (30) days shall accrue at a fixed rate equal to six and one-half percent (6.5%) per annum. The extension of the Loan shall be on the same terms and conditions except that interest on the outstanding Loan amount from July 28, 2008 through August 27, 2008, if applicable, shall accrue at a fixed rate equal to eight percent (8%) per annum. Buyer may, at it sole option, extend the Loan for an additional period ending on September 30, 2008, and such extension shall be on the same terms and conditions as the then-current terms, except that interest from August 28, 2008 through September 30, 2008 shall accrue at a fixed rate equal to twelve percent (12%) per annum. No further extensions shall be authorized. The Note, mortgage, deed of trust and any other documents evidencing or securing the Loan shall be in form and substance reasonably acceptable to Seller and Buyer. At Closing, Buyer shall pay the costs (including mortgage tax) to record the mortgage. In the event Buyer satisfies the loan on or before September 30, 2008, Buyer shall be entitled to reduce the payoff of the loan by the recording fees and mortgage tax for the mortgage.

    6.       DEFINED TERMS. All capitalized terms not expressly defined herein shall have the meaning ascribed thereto in the Agreement.

    7.       RATIFICATION. Except as expressly amended by this First Amendment, the Agreement shall remain in full force and effect in accordance with its terms. In the event of any discrepancy between the terms of this First Amendment, and the terms of the Agreement, the terms of this First Amendment shall control and be superior. Except as amended hereby, all of the terms, covenants, conditions, representations and warranties set forth in the Agreement shall continue in full force and effect and are hereby ratified and affirmed.

    8.       COUNTERPARTS. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original hereof. Each of Seller and Buyer agrees that its signature page may be detached from any one such counterpart and attached to an identical counterpart so that there may be one counterpart with the signatures of both Seller and Buyer. Facsimile signatures shall have the same force and effect as original signatures.

        IN WITNESS WHEREOF, Seller and Buyer have executed this Seventh Amendment effective as of the day and year written above.

SELLER:

COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership

By: Colonial Properties Trust, an Alabama Real Estate Investment Trust Its: General Partner

By: /s/ Robert M. Given Name: Robert M. Given Title: SVP Date: 6/24/08

BUYER:

NTS REALTY HOLDINGS LIMITED PARTNERSHIP a Delaware limited partnership

By: NTS Realty Capital, Inc., a Delaware corporation, Its: Managing General Partner

By: /s/ Gregory A. Wells Name: Gregory A. Wells Title: Executive Vice President Date: 24 June 2008